Exhibit 10.102

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") dated as of November 1, 2001 between Computone Corporation, a Delaware corporation having its principal place of business at Suite 100, 1060 Windward Ridge Parkway, Alpharetta, Georgia 30005 (the "Employer") and E. Leo Bebeau, an individual residing at 126 Hilldale Drive, Decatur, Georgia 30030-3820 (the "Executive").

                                   WITNESSETH:
                                   ----------

     WHEREAS, the Employer and the Executive are parties to a certain Employment Agreement dated as of April 1, 2001 (the "Prior Agreement) that set forth and confirmed their respective rights and obligations with respect to the Executive's employment by the Employer; and

     WHEREAS, the Employer and the Executive desire to clarify and amend certain provisions of the Prior Agreement and to restate the Prior Agreement as so clarified and amended in its entirety as herein set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1.   EMPLOYMENT AND TERM.

          (a) Effective on the date hereof, the Employer shall employ the Executive, and the Executive shall be employed by the Employer, as the President and Chief Executive Officer of the Employer (the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Initial Term") which shall commence on April 1, 2001 and, subject to paragraphs 1(b) and 1(c) hereof, shall terminate on March 31, 2003.

          (b) Unless written notice in accordance with this paragraph 1 terminating the Executive's employment hereunder is given by either the Employer or the Executive not less than 90 days in advance of the expiration of the Initial Term or any Renewal Term of this Agreement, this Agreement shall be automatically extended for successive terms of one year (each, a "Renewal Term"). The Initial Term and each Renewal Term are collectively referred to herein as the "Term" and, unless otherwise provided herein or agreed by the parties hereto, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

          (c) Notwithstanding paragraph 1(b) hereof, the Employer, by action of its Board of Directors (the "Board") and effective as specified in a written notice thereof to the Executive in accordance with the terms hereof, shall have the right to terminate the Executive's employment hereunder at any time during the Term hereof, but only for Cause (as defined herein) or on account of

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the Executive's death or Permanent Disability (as defined herein) as of the date of such death or Permanent Disability.

               (i) "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his material duties with the Employer, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer after written notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of corporate opportunity, dishonesty, misappropriation or other intentional material damage to the property or business of the Employer by the Executive, (C) the Executive's habitual intoxication or drug addiction or repeated absences other than for physical or mental impairment or illness, (D) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the reasonable judgment of the Board, adversely affects the Employer's reputation or the Executive's ability to carry out his obligations under this Agreement or (E) the Executive's non-compliance with the provisions of paragraphs 2(b) or 6(b) hereof after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.

               (ii)  "Permanent  Disability"  shall  mean a  physical  or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period longer than 90 consecutive days, provided, however, that in order to terminate the Executive's employment hereunder on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board's good faith determination to terminate the Executive's employment hereunder for reason of Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 hereof less any payments received by the Executive pursuant to the Employer's short-term disability insurance coverage. No termination of this Agreement because of the Permanent Disability of the Executive shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 90-day period.

          (d) If the Employer (A) terminates the Executive's employment hereunder for any reason other than for Cause or on account of the Executive's death or Permanent Disability; (B) gives notice of non-renewal of this Agreement; or (C) causes a reduction in title or a reduction of duties or reporting group or a material diminution of the Executive's compensation potential and subsequently the Executive's resignation occurs and such event occurs as of a date that is within 180 days preceding or within 365 days after the consummation of a Change in Control (as defined herein) (such periods being hereinafter collectively referred to as a "Change in Control Period"), the Employer shall pay to the Executive within 30 days after the event giving rise to such payment occurs an amount equal to the sum of (w) (1) the Executive's Base Salary (as defined herein) and the Automobile Allowance (as defined herein) accrued through the date of termination of the Executive's employment hereunder,
(2) any Bonus or pro-rata portion earned thereof (as defined herein) required

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to be paid to the Executive  pursuant to paragraph  3(b) hereof,  and (3) earned but unpaid vacation pay, with such payments described in clauses (w)(1), (w)(2) and (w)(3) hereof being collectively referred to herein as the "Accrued Obligations"; (x) a severance payment equal to one and one-half times the Executive's annual Base Salary as of the effective date of termination of the Executive's employment hereunder, (y) reimbursement of unpaid expenses pursuant to paragraph 4, and (z) reimbursement of unpaid Company expenses on personal credit cards of the Executive. Additionally, vesting of all of the Executive's stock options shall be accelerated and become fully exercisable. If (D) the Employer terminates the Executive's employment hereunder for Cause, (E) this Agreement is terminated as a result of the death or Permanent Disability of the Executive or (F) the Employer gives notice of non-renewal of this Agreement effective as of a date that is not within a Change in Control Period, the sole obligation of the Employer shall be to pay the Accrued Obligations to the Executive.

               (iii) "Change of Control" shall mean (A) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (B) the acquisition of shares of the Employer by any "person" or "group" (as such terms are used in Rule 13d-3 under the Exchange Act as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 30% of the Employer's Common Stock after the date of this Agreement; (C) the consummation of a merger or other business combination after which the holders of voting capital stock of the Employer do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Employer; (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a "Transaction"), the persons who constituted a majority of the members of the Board on the date hereof and persons whose election as members of the Board was approved by such members then still in office or whose election was previously so approved after the date hereof, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board then in office; or (E) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of a majority of the assets of the Employer. A Transaction constituting a Change in Control shall only be deemed to have occurred upon the closing of the Transaction.

          (e) Any notice of termination of this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 10 hereof.

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     2.   DUTIES OF THE EXECUTIVE.

          (a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive hereunder, the duties of the Executive shall be performed in the greater Atlanta, Georgia metropolitan area.

          (b) The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and, during the Term, the Executive shall not engage in any other business enterprise which requires any significant amount of the Executive's personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging (but not to exceed an average of five hours per week) in, any business which does not compete with the business of the Employer, the Executive's taking actions permitted by paragraph 6 hereof or the Executive's involvement in charitable or community activities, provided, that the time and attention which the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties hereunder.

          (c) The Executive shall be entitled to fifteen (15) business days of leave during each calendar year with full compensation for vacation to be taken at such time or times, as the Executive and the Employer shall mutually determine. No more than fifteen (15) days of vacation may be carried over from year to year. Such vacation shall be separate from time devoted by the Executive to trade shows, customer visits, seminars and other business-related activities.

     3. COMPENSATION. For all services to be rendered by the Executive hereunder:

          (a) BASE SALARY. The Employer shall pay the Executive (i) a base salary (the "Base Salary") at an annual rate of One Hundred Twenty-Five Thousand Dollars ($125,000) during the Initial Term and each Renewal Term and (ii) such other compensation as may, from time to time, be determined by the Employer in its sole discretion. Such salary and other compensation shall be payable in accordance with the Employer's normal payroll practices as in effect from time to time.

          (b) INCENTIVE BONUS; DRAWS.

               (i) During each fiscal year of the Term, the Executive shall be eligible to receive an annual incentive bonus (the "Bonus") based upon the Employer's Net Income during its immediately preceding fiscal year. For the purposes of this Agreement, "Net Income" with respect to any fiscal year shall mean the Employer's annual net income as set forth in its audited consolidated financial statements for such fiscal year, after taking into account the payment or accrual of the Bonus, if any, payable to the Executive during such fiscal year. The amount of the Bonus for each fiscal year of the Employer during the Term shall be computed as follows:

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             Amount of Net Income
         During Preceding Fiscal Year                        Amount of the Bonus
         ----------------------------                        -------------------

     For fiscal year ended March 31, 2002:
         At least $0 but not more than $500,000                     $37,500
         More than $500,000                                          75,000

     For fiscal year ended March 31, 2003:
         At least $1,000,000 but not more than $1,500,000           $37,500
         More than $1,500,000                                        75,000

If the Executive is not employed for the entire fiscal year, then a prorata share of the Bonus for the period of employment shall be deemed as earned. The Bonus shall be paid not later than 90 days after the end of the Employer's fiscal year with respect to which the Bonus was earned.

               (ii) The Executive shall be permitted to request monthly advances from the Employer against the Bonus in amounts not to exceed $2,083.33 per month (collectively, "Draws"). Such Draws must be requested in writing by the Executive no later than the fifteenth (15th) of each month and are to be paid on the last day of such month. If at the end of any fiscal year of the Employer, the Draws received by the Executive during any fiscal year during the Term exceed the Bonus to which the Executive is entitled (an "Excess"), the Executive shall be liable to the Employer for such Excess. The Executive may not request additional Draws if there is an unpaid Excess outstanding. During the Term, any such Excess is recoverable by the Employer solely from future earned Bonuses. Following the termination of this Agreement for any reason, the Executive shall promptly repay to the Employer any Excess that is then outstanding. The Employer shall be permitted to set off any such Excess against any other amounts owed to the Executive by the Employer, whether pursuant to this Agreement or otherwise.

          (c)  STOCK OPTIONS.

               (i) The Employer granted the Executive non-qualified stock options to purchase shares of the Employer's Common Stock as indicated below.

                    (A)  Date of Option grant - March 16, 2001
                         Shares granted - 100,000
                         Exercise price - $.7812 per share
                         Vesting Schedule:
                              25,000 shares on March 16, 2001
                              25,000 shares on March 16, 2002
                              50,000 shares on March 16, 2003

                    (B)  Date of Option grant - June 14, 2001
                         Shares granted - 275,000
                         Exercise price - $.73 per share
                         Vesting Schedule:

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                              75,000 shares on March 31, 2002
                              33,333 shares on June 14, 2002
                              100,000 shares on March 31, 2003
                              33,333 shares on June 14, 2003
                              33,334 shares on June 14, 2004

               (ii) The options referred to in clause (i) of paragraph 3(c) shall have the following additional terms and conditions:

                    (A) Such options shall become fully vested and immediately exercisable following a Change in Control and shall remain exercisable for a period of ten years from the date the Option was granted;

                    (B) Such options to the extent not then vested shall terminate immediately in the event of (1) a termination of this Agreement by the Employer for Cause or (2) the resignation of the Executive;

                    (C) After such options become vested and become exercisable they shall remain exercisable until the earlier of (1) the expiration of ten years from the date the Option was granted or (2) one year after the termination of this Agreement by the Employer because of the Executive's death or Permanent Disability; and

                    (D) The Employer shall prepare and file a Form S-8 registration statement with the Securities and Exchange Commission as promptly as practicable after the date hereof for the purpose of registering the Common Stock of the Employer issuable upon exercise of such options.

          (d) AUTOMOBILE. From and after the date hereof and throughout the Term, the Employer shall provide the Executive with an automobile allowance of $600 per month (the "Automobile Allowance") payable semi-monthly irrespective of the Executive's use of such allowance for an automobile or otherwise. To the extent any of such automobile benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

          (e) OTHER BENEFITS. From and after the date hereof and throughout the Term, the compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive's employment hereunder or thereafter, to participate in and receive benefits from or under the Employer's medical, term life and disability insurance plans and such other benefit plans the Employer may in its discretion establish for its employees or executives.

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

          (f) If the Company fails to compensate the Executive on a timely basis under any terms of this Agreement, and such failure has continued for a period of thirty (30) days, all stock options that are not currently exercisable shall immediately become vested and exercisable.

     4. EXPENSES. The Employer shall promptly reimburse the Executive for all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, in accordance with the Employer's Travel Policies and Procedures in effect from time to time.

     5. INDEMNIFICATION. The Employer shall indemnify the Executive, to the fullest extent permitted by law, for any and all liabilities to which the Executive or his Estate may be subject as a result of, in connection with or arising out of his service as an employee, an officer or a director of the Employer hereunder or his service as an employee, officer or director of another enterprise at the request of the Employer, as well as the costs and expenses (including attorneys' fees) of any legal action brought or threatened to be brought against him or the Employer as a result of, in connection with or arising out of such employment. The Employer will advance professional fees and disbursements to the Executive in connection with any such legal action, provided the Executive delivers to the Employer his undertaking to repay any expenses so advanced in the event it is ultimately determined that the Executive is not entitled to indemnification against such expenses. Expenses reasonably incurred by the Executive in successfully establishing the right to indemnification or advancement of expenses, in whole or in part, pursuant to this paragraph 5, shall also be indemnified by the Employer. The Executive shall be entitled to the full protection of any insurance policies that the Employer may elect to maintain generally for the benefit of their respective directors and officers. The rights granted under this paragraph 5 shall survive the termination of this Agreement.

     6.   CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          (a) The Executive understands that in the course of his employment by the Employer, the Executive will receive confidential information concerning the business of the Employer, which the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, or use for his own benefit for as long as such information remains confidential, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential, without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employer.

          (b) The Executive agrees with the Employer that during the Term of this Agreement and for a period of 18 months following the termination or expiration of the Executive's employment hereunder the Executive will not, without the prior written consent of the Employer, (i) solicit business or employment, directly or indirectly, from any person who was a client or

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customer of the Employer or an affiliate of the Employer during the twelve month period  preceding the termination or expiration of the  Executive's  employment,
(ii) induce or attempt to persuade any employee of the Employer to terminate his employment with the Employer or to enter into the employ of any other business in competition with the Employer or (iii) engage as an officer, director or employee of, or a consultant to, or in any way be associated in a management or ownership capacity with, any corporation, partnership or other enterprise or venture which conducts a business that is in competition with the business of the Employer at the time of such termination or expiration, provided, however, that the Executive may own not more than 4.99% of the outstanding securities, or equivalent equity interests, of any corporation or firm which is in competition with the business of the Employer.

          (c) The Executive acknowledges that his compliance with the agreements in paragraphs 6(a) and 6(b) hereof is necessary to protect the good will and other proprietary interests of the Employer and that he is conversant with the Employer's affairs, clients and other proprietary information. The Executive acknowledges that a breach of his agreements in paragraphs 6(a) or 6(b) hereof or his failure to perform such agreements in accordance with their specific terms will result in irreparable and continuing damage to the business of the Employer for which there will be no adequate remedy at law, and the Executive agrees that in the event of any breach of the aforesaid agreements, the Employer shall be entitled to injunctive relief to enforce specifically paragraphs 6(a) and 6(b) and to such other and further relief as may be proper.

          (d) The provisions of this paragraph 6 shall survive the termination or expiration of this Agreement.

     7. REPRESENTATION AND WARRANTY OF THE EXECUTIVE. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.

     8. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

     9. ASSIGNABILITY. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its successors and permitted assigns hereunder. The rights and obligations of the Employer hereunder may be assigned only to parties that agree to assume all of the Employer's obligations hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     10. NOTICE. Any notice which may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, upon receipt when delivered by a nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate, provided that a photocopy of such notice is dispatched at the same time as the notice is mailed. Copies of such notices also shall be sent to the Employer's counsel, attention: Rebecca C. Stone, Arnall Golden Gregory LLP, 2800 One Atlantic Center, 1201 W. Peachtree St., Atlanta, Georgia 30309 (telecopier no.: 404-873-8711) and to the Employer, attention:
Chairman of the Board, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, GA 30005 (telecopier no.: 770-625-0011).

     11. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

     12. SUCCESSOR LIABILITY. The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

     13. ARBITRATION. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Atlanta, Georgia in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Board in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Board shall have a period of 60 days within which to respond to the Executive's submitted dispute, and if the Board fails to respond within said time, or the Executive's dispute is not resolved, the matter may then be submitted for arbitration.

     14. WAIVER OF BREACH. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

     15. SEVERABILITY. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     16. SURVIVAL OF BENEFITS. Any provision of this Agreement which provides a benefit to the Executive and which by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his Estate.

     17. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        COMPUTONE CORPORATION

                                        /s/ John D. Freitag
                                        -------------------
                                        John D. Freitag
                                        Chairman of the Board


                                        EXECUTIVE

                                        E. Leo Bebeau
                                        -------------
                                        E. Leo Bebeau

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